Signature	Title
/s/ Charles K. Barbo Charles K. Barbo	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
/s/ Harrell L. Beck Harrell L. Beck	Senior Vice President, Treasurer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)
/s/ George P. Hutchinson George P.Hutchinson	Director
/s/ Raymond A. Johnson Raymond A. Johnson	Director
/s/ W. J. Smith W. J. Smith	Director
/s/ W. Thomas Porter W. Thomas Porter	Director
/s/ Anna Karin Andrews Anna Karin Andrews	Director
/s/ Howard P. Behar Howard P. Behar	Director